EXHIBIT 3
                                                                       ---------



                        AGREEMENT OF LIMITED PARTNERSHIP
                       OF CARDINAL-UNIMARK INVESTORS, L.P.
                       -----------------------------------

THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT OF LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE ILLINOIS SECURITIES LAW OF 1953, AS AMENDED, OR ANY SIMILAR STATE STATUTE IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AS PROVIDED IN THOSE STATUTES.

THE SALE OR OTHER DISPOSITION OF THE LIMITED PARTNERSHIP INTERESTS IS RESTRICTED, AS SET FORTH IN THIS AGREEMENT OF LIMITED PARTNERSHIP, AND THE EFFECTIVENESS OF ANY SUCH SALE OR OTHER DISPOSITION MAY BE CONDITIONED UPON THE RECEIPT BY THE LIMITED PARTNERSHIP OF AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE STATUTES.

BY ACQUIRING A LIMITED PARTNERSHIP INTEREST REPRESENTED BY THIS AGREEMENT OF LIMITED PARTNERSHIP, A LIMITED PARTNER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS LIMITED PARTNERSHIP INTEREST WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID STATUTES AND THE RULES AND REGULATIONS THEREUNDER.

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                                TABLE OF CONTENTS
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ARTICLE I THE PARTNERSHIP......................................................3
   1.1   Organization..........................................................3
   1.2   Partnership Name, Place of Business...................................3
   1.3   Purpose...............................................................3
   1.4   Principal Place of Business...........................................3
   1.5   Term..................................................................3
   1.6   Filings' Agent for Service of Process.................................3
   1.7   Independent Activities................................................4
   1.8   Definitions...........................................................4

ARTICLE II PARTNERS; CAPITAL CONTRIBUTIONS.....................................7
   2.1   Partners..............................................................7
   2.2   Additional Limited Partners...........................................7
   2.3   Other Matters.........................................................7

ARTICLE III ALLOCATIONS........................................................8
   3.1   Profits...............................................................8
   3.2   Losses................................................................8
   3.3   Special Allocations...................................................8
   3.4   Other Allocation Rules................................................9

ARTICLE IV DISTRIBUTIONS.......................................................9
   4.1   Distributions.........................................................9
   4.2   Current Distributions.................................................9
   4.3   Liquidating Distributions.............................................9
   4.4   Tax Distribution.....................................................10
   4.5   Amounts Withheld.....................................................10
   4.6   Distributions in Kind................................................10

ARTICLE V MANAGEMENT..........................................................11
   5.1   Authority of the General Partner.....................................11
   5.2   Right to Rely on General Partner.....................................12
   5.3   Restrictions on Authority of General Partner.........................12
   5.4   Duties and Obligations of the General Partner........................12
   5.5   Indemnification of General Partner...................................13
   5.6   Compensation and Loans...............................................13
   5.7   Operating Restriction................................................14
   5.8   Resignation..........................................................14
   5.9   Removal..............................................................14

ARTICLE VI ROLE OF LIMITED PARTNERS...........................................14
   6.1   Rights or Powers.....................................................14
   6.2   Voting Rights........................................................14

ARTICLE VII BOOKS AND RECORDS.................................................14
   7.1   Books and Records....................................................14
   7.2   Annual Reports.......................................................15
   7.3   Tax Information......................................................15

ARTICLE VIII AMENDMENTS; MEETINGS.............................................15
   8.1   Amendments...........................................................15
   8.2   Meetings of the Partners.............................................16


                                       (i)
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ARTICLE IX TRANSFERS OF INTERESTS.............................................16
   9.1   Restriction on Transfers.............................................16
   9.2   Permitted Transfers..................................................16
   9.3   Conditions to Permitted Transfers....................................16
   9.4   Right of First Refusal...............................................17
   9.5   Prohibited Transfers.................................................18
   9.6   Rights of Unadmitted Assignees.......................................18
   9.7   Admission of Assignees as Partners...................................18
   9.8   Representations; Legend..............................................19
   9.9   Distributions and Allocations in Respect to Transferred Interests....19
   9.10  Transfers by General Partner.........................................20

ARTICLE X DISSOLUTION AND WINDING UP..........................................20
   10.1  Liquidating Events...................................................20
   10.2  Continuation of the Partnership......................................20
   10.3  Winding Up...........................................................20
   10.4  Compliance With Timing Requirements of Regulations; Deficit
         Capital Account Balance..............................................21
   10.5  Deemed Distribution and Recontribution...............................21
   10.6  Rights of the Limited Partners.......................................22

ARTICLE XI POWER OF ATTORNEY..................................................22
   11.1  General Partner as Attorney-in-Fact..................................22
   11.2  Nature as Special Power..............................................22

ARTICLE XII MISCELLANEOUS.....................................................22
   12.1  Notices..............................................................22
   12.2  Binding Effect.......................................................23
   12.3  Headings.............................................................23
   12.4  Severability.........................................................23
   12.5  Incorporation by Reference...........................................23
   12.6  Further Action.......................................................23
   12.7  Variation of Pronouns................................................23
   12.8  Governing Law........................................................23
   12.9  Waiver of Action for Partition.......................................23
   12.10 Counterpart Execution................................................23
   12.11 Sole and Absolute Discretion.........................................23






                                      (ii)

                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                        CARDINAL-UNIMARK INVESTORS, L.P.

         This AGREEMENT OF LIMITED PARTNERSHIP is entered into and shall be effective as of the 28th day of June, 2004, by and between Cardinal Growth Corp., an Illinois corporation, as the General Partner, and the persons whose names are set forth on Exhibit A attached hereto and who execute this Agreement, as the Limited Partners. All capitalized terms shall have the meaning ascribed to them in Section 1.8 or elsewhere herein.

                                    RECITALS

         A. The parties hereto desire to form a limited partnership pursuant to the provisions of the Act.

         B. The parties hereto desire to set forth certain provisions for the management and affairs of the Partnership.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

                            ARTICLE ITHE PARTNERSHIP

         1.1 Organization. The Partners hereby agree to organize the Partnership as a limited partnership pursuant to the provisions of the Act.

         1.2 Partnership Name, Place of Business. The name of the Partnership shall be CARDINAL-UNIMARK INVESTORS, L.P. and all business of the Partnership shall be conducted in such name. The Partnership shall hold all of its property in the name of the Partnership and not in the name of any Partner.

         1.3 Purpose. The purpose of the Partnership is to acquire 10,519,412 shares of the issued and outstanding common stock in UniMark Group Inc., a Texas corporation (the "Shares"), and to engage in any and all activities related or incidental thereto. The Partnership shall engage in no other business.

         1.4 Principal Place of Business. The principal place of business of the Partnership shall be at 311 South Wacker Drive, Suite 5500, Chicago, Illinois, 60606. The General Partner may change the principal place of business of the Partnership to any other place within the State of Illinois upon ten (10) days notice to the Limited Partners.

         1.5 Term. The term of the Partnership commenced on the date the certificate of limited partnership (the "Certificate") was filed in the office of the Secretary of State of Delaware in accordance with the Act and shall continue until the winding up and liquidation of the Partnership and its business is completed following a Liquidating Event, as provided in Article X hereof.

         1.6   Filings; Agent for Service of Process.

               (a) The General Partner has caused the Certificate to be filed in the office of the Secretary of State of Delaware in accordance with the provisions of the Act. The General Partner shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of the State of Delaware. The General Partner shall cause amendments to the Certificate to be filed whenever required by the Act.
                                       -3-
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               (b) The General Partner shall take any and all actions as may be reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of any other states or jurisdictions in which the Partnership engages in business.

               (c) The name of the Partnership's registered agent for service of process is The Corporation Trust Company, and the address of the Partnership's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The General Partner may change the Partnership's registered agent or the location of the Partnership's registered office as the General Partner may from time to time determine.

               (d) Upon the dissolution of the Partnership, the General Partner (or, in the event there is no remaining General Partner, any Person elected pursuant to Section 11.2 hereof) shall promptly execute and cause to be filed certificates of dissolution in accordance with the Act and the laws of any other states or jurisdictions in which the Partnership has filed certificates.

         1.7 Independent Activities. The General Partner and each Limited Partner may, notwithstanding this Agreement, engage in whatever activities they choose, whether the same or competitive with the Partnership or otherwise, without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner. Neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Partner from engaging in such activities, or require any Partner to permit the Partnership or any Partner to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Partner, each Partner hereby waives, relinquishes, and renounces any such right or claim of participation.

         1.8 Definitions. Capitalized words and phrases used in this Agreement have the following meanings:

         "Act" means the Delaware Limited Partnership Act, as set forth in Chapter 17ss.ss.17-101 ET. SEQ., as amended from time to time (or any corresponding provisions of succeeding law).

         "Additional Limited Partner" means a Person admitted as a Limited Partner after the date hereof or designated as such on Exhibit A.

         "Affiliate" means, with respect to any Person other than a General Partner Affiliate, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, or
(iv) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence.

         "Agreement" or "Partnership Agreement" means this Agreement of Limited Partnership, as amended from time to time. Words such as "herein, "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

         "Capital Account" means, with respect to any Partner, the Capital Account maintained for such Person in accordance with the rules for determining and maintaining capital accounts set forth in Treasury Regulation Section 1.704-1(b)(2)(iv) or any successor provision.

         "Capital Contribution" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the Interest in the Partnership held by such Partner.

         "Certificate" means the Certificate of Limited Partnership.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

         "General Partner" means Cardinal Growth Corp., an Illinois corporation, or any Person who is a general partner of the Partnership at the time of reference thereto.
                                       -4-
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         "General Partner Affiliate" means, with respect to the General Partner,
(i) any Person directly or indirectly controlling, controlled by or under common control with the General Partner, (ii) any Person owning or controlling forty percent (40%) or more of the outstanding voting interests of the General
Partner, (iii) any officer, director, or general partner of the General Partner, or (iv) any Person who is an officer, director, general partner, trustee, or holder of forty percent (40%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence.

         "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

                  (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

                  (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

                  (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and the definition of Capital Account hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the General Partner determines that an adjustment pursuant to the foregoing subparagraph
         (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to the foregoing subparagraph (i), subparagraph (ii) or subparagraph (iv), such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

         "Interest" means a Partner's ownership interest in the Partnership, including any and all benefits to which the holder of such an Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

         "Initial Capital" means $6,311,647 reduced by distributions, if any, under Section 4.2(b).

         "Initial Limited Partners" means Joseph McInerney and Robert Bobb, each of whom shall have the Percentage Interest set forth opposite his name on Exhibit A.

         "Limited Partners" means the Initial Limited Partners, Original Limited Partners, Additional Limited Partners, and any Person who has become a Limited Partner pursuant to the terms of this Agreement and holds an Interest. All references in this Agreement to a "majority in interest" or a specified percentage of the Limited Partners shall mean Limited Partners whose combined Percentage Interests represent more than fifty percent (50%) or such specified percentage, respectively, of the Percentage Interests then held by all Limited Partners.

         "Net Cash From Operations" means the gross cash proceeds from Partnership operations less the portion thereof used to pay or establish reserves for all Partnership expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the General Partner. "Net Cash From Operations" shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established.

         "Net Cash From Sales or Refinancings" means the net cash proceeds from all sales and other dispositions (other than in the ordinary course of business) and all refinancings of Property, less any portion thereof used to establish reserves, all as determined by the General Partner. "Net Cash From Sales or Refinancings" shall include all principal and interest payments with respect to any note or other obligation received by the Partnership in connection with sales and other dispositions (other than in the ordinary course of business) of Property.

         "Original Limited Partners" means those individual designated as such on Exhibit A.

         "Partners" means all General Partners and all Limited Partners where no distinction is required by the context in which the term is used herein. "Partner" means any one of the Partners. All references in this Agreement to a "majority in interest" or a specified percentage of the Partners shall mean Partners whose combined Percentage Interests represent more than fifty percent (50%) or such specified percentage, respectively, of the Percentage Interests then held by all Partners.

         "Partnership" means the partnership formed pursuant to this Agreement and the partnership continuing the business of this Partnership in the event of dissolution as herein provided.

         "Percentage Interest" means the percentage of total Interests held by a Partner or Limited Partner, as the case may be. The initial Percentage Interests of the Partners are set forth on Exhibit A.

         "Person" means any individual, partnership, corporation, trust, or other legal entity duly formed under the laws of any state.

         "Preferred Return" means eight percent (8%) per annum computed on a daily basis for each fiscal year of the Partnership or portion thereof on the Initial Capital (as from time to time determined) of the Partnership beginning on the date all Capital Contributions shall have been received by the Partnership and ending on the date immediately preceding an Event of Liquidation which would require distributions to be made under Section 4.3.

         "Profits" and "Losses" means, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments;

                  (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

                  (ii) Any expenditures of the Partnership described in Code
         Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

                  (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) or (iv) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                  (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

                  (v) Notwithstanding any other provision of this definition of "Profits and Losses," any items which are specifically allocated to a Partner or Partners shall not be taken into account in computing Profits or Losses.

         "Property" means all real and personal property, including the Shares, acquired by the Partnership and any improvements thereto, and shall include both tangible and intangible property.

         "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         "Shares" has the meaning in Section 1.3.

         "Substituted Limited Partner" means any Person admitted to the Partnership as a Limited Partner pursuant to the provisions of Section 9.7.

         "Transfer" means any transaction by which a Partner assigns all or part of his Interest in the Partnership, voluntarily or involuntarily, by operation of law or otherwise, to any other Person or entity, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other form of disposition.

                                   ARTICLE II
                         PARTNERS; CAPITAL CONTRIBUTIONS

         2.1 Partners. The names, addresses, Capital Contribution, and Percentage Interest of the Partners are set forth on Exhibit A attached hereto.

         2.2 Additional Limited Partners. In the sole discretion of the General Partner, Limited Partners may be admitted to the Partnership without the prior written consent of the existing Limited Partners. The General Partner shall amend Exhibit A to reflect the admission of such Limited Partners.

         2.3   Other Matters.

               (a) Except as otherwise provided in this Agreement, no Partner shall demand or receive a return of his Capital Contribution or withdraw from the Partnership without the consent of all of the Partners. Under circumstances requiring a return of any Capital Contribution, no Partner shall have the right to receive property other than cash except as may be specifically provided herein.

               (b) No Partner shall receive any interest, salary or drawing with respect to such Partner's Capital Contribution or Capital Account or for services rendered on behalf of the Partnership or otherwise in such Partner's capacity as a Partner, except as otherwise provided in this Agreement.

               (c) Except as otherwise provided by this Agreement, no Limited Partner shall be liable for the debts, liabilities, contracts or any other obligations of the Partnership. Except as otherwise provided by this Agreement or the Act, a Limited Partner shall be liable only to make his Capital Contribution and shall not be required to lend any funds to the Partnership or, after his Capital Contribution has been paid, to make any additional contributions to the Partnership. No General Partner shall have any personal liability for the repayment of any Capital Contributions of any Limited Partner.

                                   ARTICLE III
                                   ALLOCATIONS

         3.1 Profits. After giving effect to the special allocations set forth in Section 3.3 hereof, Profits for any fiscal year shall be allocated in the following order and priority:

               (a) First, to the Partners, in proportion to the deficit balances, if any, in their Capital Accounts, in an amount necessary to eliminate any deficits in the Partner's Capital Accounts and to restore such Capital Accounts to zero;

               (b) Next, to the Limited Partners in an amount equal to the cumulative distributions actually made under Section 4.2(a);

               (c) Next, to the Initial Limited Partners in an amount equal to the cumulative distributions actually made under Section 4.2(b);

               (d) Next, to the Additional Limited Partners and Original Limited Partners, in an amount sufficient to cause their Capital Accounts to equal the amount of their Capital Contributions less any distributions in the current and all prior years pursuant to Section 4.2(b);

               (e) Thereafter, to the General Partner and Limited Partners in the amount of distributions made to the General Partner and Limited Partners under Section 4.2(b); and

               (f) Notwithstanding the foregoing, Profits for any period in a fiscal year in which distributions are required to be made in accordance with
Section 4.3 shall be allocated to the Initial Limited Partners and the General Partner in the amount of any distributions received by them under Section 4.3 and thereafter to the Partners as their interests may appear taking into account the last sentence of Section 10.3(c).

         3.2 Losses. After giving effect to the special allocations set forth in Section 3.3 hereof, Losses shall be allocated as set forth in Section 3.2(a) below, subject to the limitation in Section 3.2(b) below.

               (a) Losses for any fiscal year shall be allocated in the following order and priority:

                  (i) First, to the Partners having positive Capital Account balances until the Capital Account balances of all of the Partners have been reduced to zero; and

                  (ii) Thereafter, to the Partners pro rata, in proportions equal to each Partner's Percentage Interest.

               (b) The Losses allocated pursuant to Section 3.2(a) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Partner to have a Capital Account deficit at the end of any fiscal year. All Losses in excess of the limitations set forth in this Section 3.2(b) shall be reallocated among the other Partners according to their Percentage Interests, and subsequent allocations of Profits shall be specially allocated to the extent possible to reverse the prior special allocation of Losses pursuant to this
Section 3.2(b).

         3.3 Special Allocations. During any fiscal year of the Partnership, the following provisions shall apply:

               (a) Profits and Losses and items thereof will be allocated as though this Agreement contained (and there is hereby incorporated herein by reference) a qualified income offset provision that complies with the requirements of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

               (b) Notwithstanding the provisions of this Article III, if the applicable provisions of the Code and Treasury Regulations require that any item of Profits or Losses be allocated in a manner different than as provided in this
Article III, then the allocation shall be made in accordance with the applicable Code or Treasury Regulation provision to the extent, and only to the extent, so required.
         3.4   Other Allocation Rules.

               (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other item shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

               (b) Gain, deduction and loss shall be allocated among the Partners for tax purposes in the same proportion as they share in the Profits and Losses to which such items relate. Any credits against income tax shall be allocated in accordance with the Partner's interests in Profits as set forth in
Section 3.1. The parties hereto intend that the Entity be classified as a partnership for federal tax purposes. The Tax Matters Partner shall, for and on behalf of the Entity, take all steps as may be required to maintain the Entity's classification as a partnership for federal tax purposes. By executing this Agreement, each of the parties hereto consents to the authority of the Tax Matters Partner to take any such steps (including providing consents and other authorizations that may be required).

               (c) Income, gain, loss or deductions of the Partnership shall, solely for income tax purposes, be allocated among the Partners in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, so as to take account of any difference between the adjusted basis of the assets of the Partnership and their respective Gross Asset Values in accordance with the traditional method set forth in ss. l.704-3(b) of the Treasury Regulations.

               (d) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be, for such year.

               (e) The Partners are aware of the income tax consequences of the allocations made by this Article III and hereby agree to be bound by the provisions of this Article III in reporting their shares of Partnership income and loss for income tax purposes.

                                   ARTICLE IV
                                  DISTRIBUTIONS

         4.1 Distributions. The General Partner shall be required to cause the Partnership to distribute to the Partners, promptly as received, all cash amounts received by the Partnership with respect to its investment in the Shares, whether by way of dividends, sales, dispositions, redemptions or repurchases or otherwise, less amounts reserved to pay expenses and liabilities of the Partnership.

         4.2 Current Distributions. All distributions to the Partners made before the date immediately preceding the date an Event of Liquidation requiring a distribution under Section 4.3 below shall be in he following order of priority:

               (a) First, to the Limited Partners in the amount of the Preferred Return and allocated among them in accordance with their Percentage Interests.

               (b) Next, to the Limited Partners in the amount of the Initial Capital and allocated among them in accordance with their Percentage Interests and the General Partner in the following order of priority.

               (c) Thereafter, eighty percent (80%) to the Limited Partners, and allocated among them in accordance with their Percentage Interests and twenty percent (20%) to the General Partner.

         4.3 Liquidating Distributions. Upon the occurrence of an Event of Liquidation requiring that the Partnership dissolve and, in the event, the Limited Partners do not continue the business of the Partnership pursuant to
Section 10.2, distributions shall be made in the following order of priority:

               (a) First, to the Additional Limited Partners in an amount equal to their Capital Contributions less any distributions received by them under
Section 4.2(b) and allocated among them in accordance with their Percentage Interests.

               (b) Next, any remaining amounts to the Original Limited Partners in an amount equal to their Capital Contributions less any distributions received by them under Section 4.2(b) and allocated among them in accordance with their Percentage Interest.

               (c) Next, any remaining amounts, to the Initial Limited Partners in an amount equal to $811,647 less any distributions received by them under
Section 4.2(b) and allocated among them in accordance with their Percentage Interests.

               (d) Thereafter, any remaining amounts eighty percent (80%) to the Limited Partners and allocated among them in accordance with their Percentage Interests and twenty percent (20%) to the General Partner.

         4.4   Tax Distribution.

               (a) Notwithstanding the foregoing, the General Partner shall use commercially reasonable efforts to cause the Entity to reserve from cash available for distribution pursuant to the preceding paragraphs of this Article IV an amount necessary to enable the Partnership to distribute, and the General Partner shall use commercially reasonable efforts to cause the Partnership to distribute, to each Partner with respect to each fiscal year (other than the fiscal tear in which there has been a Liquidating Event) an amount of cash (taking into account all other distributions that the Partner has received with respect to such fiscal year) equal to the Tax Distribution with respect to that Partner for that fiscal year.

               (b) The Tax Distribution, if any, with respect any Partner for any fiscal year shall be made no later than March 31 following each fiscal year, and shall be made more frequently if the General Partner determines that more frequent distributions are necessary in order to correspond to the General Partners' estimated tax obligations.

               (c) "Tax Distribution" with respect to any Partner for any fiscal year means the net federal taxable income of the Partnership, if any, allocable to such Partner with respect to such fiscal year, multiplied by the maximum combined federal and state income tax rate or rates applicable to such income in the hands of the Partner, as determined by the General Partner in good faith, taking into account character of the income and the deductibility of state and other taxes for federal income tax purposes.

               (d) Amounts distributed pursuant to this Section 4.4 shall be treated as advance distributions of amounts to which the Partner otherwise would be entitled to pursuant to the preceding paragraphs of this Article IV (in the same order of priority required), shall be designated as a Tax Distribution when made to a Partner, and the Preferred Return shall be treated as having been distributed at the time such amounts would have been distributed absent this
Section 4.4, as determined by the General Partner in good faith.

         4.5 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Partnership or the General Partner shall be treated as amounts distributed to the Partners pursuant to this Article IV for all Purposes under this Agreement. The General Partner may allocate any such amounts among the Partners in any manner that is in accordance with applicable law.

         4.6 Distributions in Kind. Any property distributed to the Partners shall be valued for purposes of this Article IV at its fair market value as determined in good faith by the General Partner. For purposes hereof, the fair market of any Shares distributed shall not take into account any restrictions imposed by law or otherwise relating to their disposition or sale or any discounts based on marketability.
                                    ARTICLE V
                                   MANAGEMENT

         5.1 Authority of the General Partner. Except to the extent otherwise provided herein, the General Partner shall have the sole and exclusive right to manage the business of the Partnership and shall have all of the rights and powers which may be possessed by general partners under the Act including, without limitation, the right and power to:

               (a) acquire by purchase, lease, or exchange or otherwise any property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

               (b) execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the management, maintenance, and operation of Property, or in connection with managing the affairs of the Partnership, including executing amendments to the Agreement and the Certificate in accordance with the terms of this Agreement, pursuant to any power of attorney granted to the General Partner by the Limited Partners;

               (c) borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership, and secure the same by mortgage, pledge, or other lien on any Property;

               (d) execute, in furtherance of any or all of the purposes of the Partnership, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Property;

               (e) prepay in whole or in part, refinance, increase, modify, or extend any liabilities affecting the Property and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Property;

               (f) care for and distribute funds to the Partners by way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Partnership or this Agreement;

               (g) contract on behalf of the Partnership for the employment and services of employees and/or independent contractors, such as lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Partnership;

               (h) engage in any kind of activity and perform and carry out contracts of any kind necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership under the laws of each state in which the Partnership is then formed or qualified;

               (i) make any and all elections for federal, state, and local tax purposes including, without limitation, any election, if permitted by applicable law: (i) to adjust the basis of Property pursuant to Code Sections 754, 734(b), and 743(b), or comparable provisions of state or local law, in connection with transfers of Partnership interests and Partnership distributions; (ii) to extend the statute of limitations for assessment of tax deficiencies against General Partners before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership;

               (j) take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Partnership;

               (k) institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Partnership or the Partners in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith;

               (l) make any amendments or corrections to this Agreement which would be of a ministerial matter, or necessary to clarify the intent of the Partners

               (m) make any filings or amendments thereto on behalf of the Partnership, and the Limited Partners, if required, under the federal securities laws arising as a result of the Partnership's ownership of or interest in the Shares and to take any and all steps necessary, convenient or incidental thereto on behalf of the Partnership; and

               (n) vote or dispose of any or all of the Shares.

         In the event more than one (1) Person is a General Partner, the rights and powers of the General Partner hereunder shall be exercised by them in such manner as they may agree. In the absence of an agreement among the General Partners, no General Partner shall exercise any of such rights and powers without the unanimous consent of all General Partners.

         5.2 Right to Rely on General Partner. Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by any General Partner as to:

               (a) the identity of any General Partner or Limited Partner;

               (b) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by a General Partner or which are in any other manner germane to the affairs of the Partnership;

               (c) the Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

               (d) any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

         5.3   Restrictions on Authority of General Partner.

               (a) Without the consent of all the Partners, no General Partner shall have the authority to:

                  (i) do any act in contravention of this Agreement;

                  (ii) do any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

                  (iii) confess a judgment against the Partnership;

                  (iv) possess Property, or assign rights in specific Property, for other than a Partnership purpose; or

                  (v) knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction.

               (b) Without the consent of a majority in interest of the Limited Partners, no General Partner shall have the authority to sell or otherwise dispose of all or substantially all of the Property, except for a liquidating sale of Property in connection with the dissolution of the Partnership.

         5.4   Duties and Obligations of the General Partner.

               (a) The General Partner shall take all actions which may be necessary or appropriate (i) for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged and (ii) for the accomplishment of the Partnership's purposes, including the acquisition, development, maintenance, preservation, and operation of Property in accordance with the provisions of this Agreement and applicable laws and regulations.

               (b) The General Partner shall devote to the Partnership such time as may be necessary for the proper performance of all duties hereunder, but the General Partner shall not be required to devote full time to the performance of such duties.

               (c) The General Partner shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership and of the Limited Partners, including the safekeeping and use of all of the Property and the use thereof for the exclusive benefit of the Partnership.

               (d) The General Partner shall act as the "Tax Matters Partner" under the Code and in any similar capacity under state or local law.

         5.5   Indemnification of General Partner.

               (a) The Partnership, its receivers, or its trustee shall indemnify, save harmless, and pay all judgments and claims against any General Partner and General Partner Affiliates ("Indemnified Parties") relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Indemnified Parties in connection with the business of the Partnership, including attorneys' fees incurred by such Indemnified Parties in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) as permitted by law.

               (b) In the event of any action by a Limited Partner against any Indemnified Parties, including a Partnership derivative suit, the Partnership shall indemnify, save harmless, and pay all expenses of such Indemnified Parties, including attorneys' fees, incurred in the defense of such action, if the Indemnified Parties are successful in such action.

               (c) The Partnership shall indemnify, save harmless, and pay all expenses, costs, or liabilities of any General Partner who for the benefit of the Partnership makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Partnership and who suffers any financial loss as the result of such action.

               (d) Notwithstanding the provisions of Sections 5.5(a), 5.5(b) and 5.5(c) above, none of the Indemnified Parties shall be indemnified from any liability for fraud, bad faith, willful misconduct or gross negligence.

         5.6   Compensation and Loans.

               (a) Except as otherwise provided in this Section 5.6, no Partner shall receive any salary, fee, or draw for services rendered to or on behalf of the Partnership, nor shall any Partner other than the General Partner be reimbursed for any expenses incurred by such Partner on behalf of the Partnership; provided, however, that nothing in this Agreement shall be construed as prohibiting the General Partner or a General Partner Affiliate, from receiving reasonable compensation directly from any business in which the Partnership has an ownership interest for services actually rendered to such business.

               (b) The General Partner may charge the Partnership for any direct expenses reasonably incurred in connection with the Partnership's business and shall be entitled to an annual fee of $100,000 pro-rated for periods of less than a year for acting as a General Partner.

               (c) Any Person may, with the consent of the General Partner, lend or advance money to the Partnership. If any Partner shall make any loan or loans to the Partnership or advance money on its behalf, the amount of any such loan or advance shall not be treated as a Capital Contribution but shall be a debt due from the Partnership. None of the Partners shall be obligated to make any loan or advance to the Partnership.

               (d) Any fees, reimbursements, loans or advances (including interest) or other amounts due the General Partner or expenses incurred by the General Partner on behalf of the Partnership shall be paid prior to any distributions being made to the Limited Partners. The Limited Partners acknowledge that the General Partner (a) has incurred on behalf of the Partnership investment banking fees with respect to the acquisition of the Shares, certain legal and due diligence costs relating thereto and (b) has loaned the Partnership all funds necessary to acquire the Shares and is entitled to be repaid the principal amount of such loan ($3,207,765) plus a fee of $500,000 with respect to making such loan.

         5.7 Operating Restriction. All Property in the form of cash not otherwise invested shall be deposited in one or more accounts maintained in such financial institutions as the General Partner shall determine or shall be invested in short-term liquid securities or shall be left in escrow and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partner may determine from time to time.

         5.8 Resignation. No General Partner may resign as General Partner without the prior written consent of a majority in interest of the Limited Partners unless a General Partner Affiliate agrees in writing to all the Partners to act as General Partner. The resignation of any General Partner shall take effect upon receipt of notice thereof or at such later date specified in such notice. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a General Partner who is also a Partner shall not affect such Partner's rights as a Partner and shall not constitute a withdrawal of a Partner. A general partner may be removed only upon the prior written consent of all the Limited Partners.

         5.9   Removal.

               (a) Except as provided herein, the Limited Partners shall have no right to appoint additional general partners or to remove the General Partner or its successors or assignees, as the case may be, as general partner of the Partnership. The removal of a general partner who is also a Partner shall not affect the general partner's rights as such Partner and shall not constitute a withdrawal of a Partner.

               (b) In the event of any removal of the General Partner under this Section, the General Partner shall use its best efforts to accomplish the orderly transition of the management of the business of the Partnership to the General Partner's successor.

                                   ARTICLE VI
                            ROLE OF LIMITED PARTNERS

         6.1 Rights or Powers. Except as otherwise set forth in Section 6.2 hereof, no Limited Partner shall have any right or power to take part in the management or control of the Partnership or its business and affairs or to act for or bind the Partnership in any way.

         6.2 Voting Rights. The Limited Partners shall have the right to vote on the matters explicitly set forth in this Agreement.


                                   ARTICLE VII
                                BOOKS AND RECORDS

         7.1 Books and Records. The Partnership shall keep adequate books and records at its principal place of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Partnership. Any Partner or his designated representative shall have the right, at any reasonable time, to have access to and inspect and copy the contents of such books or records.

         7.2 Annual Reports. Within a reasonable period after the end of each Partnership fiscal year, each Partner shall be furnished with pertinent information regarding the Partnership and its activities during such period. The fiscal year of the Partnership shall end on December 31 of each calendar year.

         7.3 Tax Information. Necessary tax information shall be delivered to each Partner after the end of each fiscal year of the Partnership. Every effort shall be made to furnish such information within seventy-five (75) days after the end of each fiscal year.

                                  ARTICLE VIII
                              AMENDMENTS; MEETINGS

         8.1   Amendments.

               (a) Amendments to this Agreement may be proposed by the General Partner or by a majority in interest of the Limited Partners. Following such proposal, the General Partner shall submit to the Limited Partners a verbatim statement of any proposed amendment, providing that counsel for the Partnership shall have approved of the same in writing as to form, and the General Partner shall include in any such submission a recommendation as to the proposed amendment. The General Partner shall seek the written vote of the Limited Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner's recommendation with respect to the proposal. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the affirmative vote of the General Partner and a majority in interest of the Limited Partners.

               (b) Notwithstanding Section 8.1(a) hereof, this Agreement shall not be amended without the consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner's interest in the Partnership into a General Partner's interest, (ii) modify the limited liability of a Limited Partner, or (iii) except as provided in Section 8.1(c) hereof, alter the interest of a Partner in Profits, Losses, other items thereof, or any Partnership distributions.

               (c) The parties hereto acknowledge that the Partnership owns the Shares and is a party to that certain Shareholders Agreement B (the "Shareholders Agreement") dated as of the date hereof between the Partnership and Madera, LLC, a Delaware limited partnership ("Madera") which also owns shares of common stock of UniMark. Section 4.1 of the Shareholders Agreement provides that Madera shall have the right to put to the Partnership all of the shares of common stock in UniMark owned by Madera (the "Madera Shares") in exchange for a limited partnership interest in the Partnership with the rights and features specified in the Shareholders Agreement. Notwithstanding Section 8.1(a) hereof, on the date upon which Madera shall exercise its put right with respect to the Madera Shares (the "Put Date"), Madera shall be admitted as a Limited Partner and this Agreement shall be amended by the General Partner (without requiring the consent of any other Partner) to incorporate the provisions set forth in Section 4.1 of the Shareholders Agreement without requiring the consent of each Partner as of the Put Date. The provisions of this
Section 8.1(c) shall not be amended prior to the termination of Madera's rights under Section 4.1 of the Shareholders Agreement without the prior written consent of Madera.

         8.2   Meetings of the Partners

               (a) Meetings of the Partners may be called by the General Partner and shall be called upon the written request of a majority in interest of the Limited Partners. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or consent of Partners is permitted or required under the Agreement, such vote or consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 8.1 hereof. Except as otherwise expressly provided in the Agreement, the vote of a majority in interest of the Limited Partners and written agreement thereto by the General Partner shall control.

               (b) For the purpose of determining the Partners entitled to vote on, or to vote at, any meeting of the Partners or any adjournment thereof, the General Partner or the Limited Partners requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall not be more than thirty (30) days or less than ten (10) days before any such meeting.

               (c) Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his attorney-in-fact. No proxy shall be valid after the expiration of one (1) year from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it.

               (d) Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.
                                   ARTICLE IX
                             TRANSFERS OF INTERESTS

         9.1 Restriction on Transfers. Except as otherwise permitted by this Agreement, no Limited Partner shall Transfer all or any portion of his Interest.

         9.2 Permitted Transfers. Subject to the conditions and restrictions act forth in Section 9.3 hereof, a Limited Partner may at any time Transfer all or any portion of his Interest to (a) any other Limited Partner, (b) any member of the transferor's Family, (c) any Affiliate of the transferor, (d) the transferor's executor, administrator, trustee, or personal representative to whom such Interests are transferred at death or involuntarily by operation of law, or (e) any Purchaser in accordance with Section 9.4 hereof (any such Transfer being referred to in this Agreement as a "Permitted Transfer"). For purposes hereof, a Limited Partner's Family shall include only such Limited Partner's spouse, natural or adoptive lineal ancestors or descendants, and trusts for the exclusive benefit of such Limited Partner and such Limited Partner's spouse, natural or adoptive lineal ancestors or descendants.

         9.3 Conditions to Permitted Transfers. A Transfer shall not be treated as a Permitted Transfer under Section 9.2 hereof unless and until the following conditions are satisfied:

               (a) Except in the case of a Transfer of all or any portion of an Interest at death or involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Partnership such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Partnership to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Article IX. In any case not described in the preceding sentence, the Transfer shall be confirmed by presentation to the Partnership of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Partnership. In all cases, the Partnership shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

               (b) The transferor and transferee shall furnish the Partnership with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Interest transferred, and any other information reasonably necessary to permit the Partnership to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Partnership shall not be required to make any distribution otherwise provided In this Agreement with respect to any transferred Interest until it has received such information.

               (c) Except in the case of a Transfer of all or any portion of an Interest at death or involuntarily by operation of law, either (a) such interests shall be registered under the Securities Act of 1933, as amended, and any applicable state securities laws, or (b) the transferor shall provide an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Partnership, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities and that such Transfer will not result in the Partnership being treated as an "investment company" required to register as such under the Investment Company Act of 1940, as amended, and the regulations thereunder.

               (d) Provide evidence that any filings under the federal securities laws required as a result of such Transfer have been made.

         9.4 Right of First Refusal. In addition to the other limitations and restrictions set forth in this Article IX, except as permitted by Section 9.2 hereof, no Limited Partner shall Transfer all or any portion of his Interest (the "Offered Interest") unless such Limited Partner (the "Seller") first offers to sell the Offered Interest pursuant to the terms of this Section 9.4.

               (a) No Transfer may be made under this Section 9.4 unless the Seller has received a bona fide written offer (the "Purchase Offer") from a Person (the "Purchaser") to purchase the Offered Interest for a purchase price (the "Offer Price") denominated and payable in the United States dollars at closing or according to specified terms, with or without interest, which offer shall be in writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the day following the end of the Offer Period, as hereinafter defined.

               (b) Prior to making any Transfer that is subject to the terms of this Section 9.4, the Seller shall give to the Partnership and each other Limited Partner written notice (the "Offer Notice") which shall include a copy of the Purchase Offer and an offer (the "First Offer") to sell the Offered Interest to the other Limited Partners and the General Partner (the "Offerees") for the Offer Price, payable according to the same terms as (or more favorable terms than) those contained in the Purchase Offer, provided that the First Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing, and without regard to any security (other than the Offered Interest) to be provided by the Purchaser for any deferred portion of the Offer Price.

               (c) The First Offer shall be irrevocable for a period (the "Offer Period") ending at 11:59 p.m., local time at the Partnership's principal office, on the sixtieth (60th) day following the day of the Offer Notice.

               (d) At any time during the first thirty (30) days of the Offer Period, any Offeree who is a Limited Partner may accept the First Offer as to that portion of the Offered Interest that corresponds to the ratio of his Percentage Interest(s) to the total Percentage Interests held by all Offerees who are Limited Partners, by giving written notice of such acceptance to the Seller and the General Partner. At any time after the thirtieth (30th) day but prior to the forty-sixth (46th) day, the Limited Partners accepting the First Offer pursuant to the foregoing sentence shall have the right, either in accordance with their respective Percentage Interests or as they may otherwise agree, to accept any portion of the First Offer not yet accepted by the other Limited Partners. At any time after the forty-fifth (45th) day of the Offer Period, the General Partner may accept the First Offer as to any portion of the Offered Interest that has not been previously accepted by giving written notice of such acceptance to the Seller. In the event that Offerees ("Accepting Offerees"), in the aggregate, accept the First Offer with respect to all of the Offered Interest, the First Offer shall be deemed to be accepted. If Offerees do not accept the First Offer as to all of the Offered Interest during the Offer Period, the First Offer shall be deemed to be rejected in its entirety.

               (e) In the event that the First Offer is accepted, the closing of the sale of the Offered Interest shall take place within thirty (30) days after the First Offer is accepted or, if later, the date of closing set forth in the Purchase Offer. The Seller and all Accepting Offerees shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Interest pursuant to the terms of the First Offer and this
Article IX.

               (f) If the First Offer is not accepted in the manner hereinabove provided, the Seller may sell the Offered Interest to the Purchaser at any time within sixty (60) days after the last day of the Offer Period, provided that such sale shall be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and provided further that such sale complies with other terms, conditions, and restrictions of this Agreement that are applicable to sales of interests and are not expressly made inapplicable to sales occurring under this Section 9.4. In the event that the Offered Interest is not sold in accordance with the terms of the preceding sentence, the Offered Interest shall again become subject to all of the conditions and restriction.

               (g) The transferor and transferee of any Interests in accordance with this Section 9.4 shall be responsible for any filings under the federal securities laws required as a result thereof.

         9.5   Prohibited Transfers.

               (a) Any purported Transfer of all or any portion of an Interest that is not a Permitted Transfer shall be null and void and of no effect whatever; provided that, if the Partnership is required to recognize a Transfer that is not a Permitted Transfer (or if the Partnership, in its sole discretion, elects to recognize a Transfer that is not a

Permitted Transfer), the Interest transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Partnership.

               (b) In the case of a Transfer or attempted Transfer of all or any portion of an Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Partnership and the other Partners from all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

         9.6 Rights of Unadmitted Assignees. A Person who acquires one or more Interests or any portion of an Interest but who is not admitted as a Substituted Limited Partner pursuant to Section 9.7 hereof shall be entitled only to allocations and distributions with respect to such Interest in accordance with this Agreement, but shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of a General Partner or of a Limited Partner under the Act or the Agreement.

         9.7 Admission of Assignees as Partners. Subject to the other provisions of this Article IX, a transferee of all or any portion of an Interest may be admitted to the Partnership as a Substituted Limited Partner only upon satisfaction of the conditions set forth below in this Section 9.7:

               (a) The General Partner consents to such admission;

               (b) The Interest with respect to which the transferee is being admitted was acquired by means of a Permitted Transfer;

               (c) The transferee becomes a party to this Agreement as a Limited Partner and executes such documents and instruments as the General Partner may reasonably request (including, without limitation, amendments to the Certificate) as may be necessary or appropriate to confirm such transferee as a Limited Partner in the Partnership and such transferee's agreement to be bound by the terms and conditions hereof;

               (d) The transferee pays or reimburses the Partnership for all reasonable legal, filing and publication costs that the Partnership incurs in connection with the admission of the transferee as a Limited Partner with respect to the transferred Interests; and

               (e) If the transferee is not an individual of legal majority, the transferee provides the Partnership with evidence satisfactory to counsel for the Partnership of the authority of the transferee to become a Partner and to be bound by the terms and conditions of this Agreement.

         9.8   Representations; Legend.

               (a) Each holder of an Interest hereby covenants and agrees with the Partnership for the benefit of the Partnership and all Limited Partners, that (1) he is not currently making a market in Interests and will not in the future make a market in Interests, (2) he will not Transfer his Interest or any portion of his Interest on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any regulations, proposed regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder), and (3) in the event such regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of partnership interests and which are commonly referred to as "matching services" as being a secondary market or substantial equivalent thereof, he will not Transfer any Interest or any portion of an Interest through a matching service that is not approved in advance by the Partners. Each Limited Partner further agrees that he will not Transfer any Interest or any portion of an Interest to any Person unless such Person agrees to be bound by this Agreement. The Partnership shall, from time to time, at the request of a Limited Partner consider whether to approve a matching service and shall notify all holders of Interests of any matching service that is so approved.

               (b) Each Limited Partner hereby represents and warrants to the Partnership and each General Partner that such Limited Partner's acquisition of an Interest hereunder is made as principal for such Limited Partner's own account and not for resale or distribution of such Interests. Each Limited Partner further hereby agrees that the following legend may be placed upon any counterpart of this Agreement, the Certificate, or any other document or instrument evidencing ownership of Interests:

         THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT OF LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE ILLINOIS SECURITIES LAW OF 1953, AS AMENDED, OR ANY SIMILAR STATE STATUTE IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AS PROVIDED IN THOSE STATUTES.

         THE SALE OR OTHER DISPOSITION OF THE LIMITED PARTNERSHIP INTERESTS IS RESTRICTED, AS SET FORTH IN THIS AGREEMENT OF LIMITED PARTNERSHIP, AND THE EFFECTIVENESS OF ANY SUCH SALE OR OTHER DISPOSITION MAY BE CONDITIONED UPON THE RECEIPT BY THE LIMITED PARTNERSHIP OF AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE STATUTES.

         BY ACQUIRING A LIMITED PARTNERSHIP INTEREST REPRESENTED BY THIS AGREEMENT OF LIMITED PARTNERSHIP, A LIMITED PARTNER REPRESENTS THAT IT WELL NOT SELL OR OTHERWISE DISPOSE OF ITS LIMITED PARTNERSHIP INTEREST WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID STATUTES AND THE RULES AND REGULATIONS THEREUNDER.

         9.9 Distributions and Allocations in Respect to Transferred Interests. If any Interest or portion of an Interest is sold, assigned or transferred during any accounting period in compliance with the provisions of this Article IX, Profits, Losses, each item thereof, and all other items attributable to the transferred Interest or portion of an Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the General Partner. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Partnership shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that if the Partnership does not receive a notice stating the date such Interest was transferred and such other information as the General Partner may reasonably require within thirty (30) days after the end of the accounting period during which the Transfer occurs, than all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Partnership, on the last day of the accounting period during which the Transfer occurs, was the owner of the Interest. Neither the Partnership nor any General Partner shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 9.9, whether or not any General Partner or the Partnership has knowledge of any Transfer of ownership of any Interest.

         9.10 Transfers by General Partner. Other than Transfers by the General Partner to one or more General Partner Affiliates, the General Partner may not Transfer its Interest in the Partnership without the prior written consent of all of the Limited Partners. Notwithstanding the foregoing, the General Partner may assign, in part, its right to receive distributions (and the Income related thereto) under Section 4.2(c) without the consent of any Partner.

                                    ARTICLE X
                           DISSOLUTION AND WINDING UP

         10.1 Liquidating Events. The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (each a "Liquidating Event"):

               (a) December 31, 2054;

               (b) The sale or disposition of all or substantially all of the property of the Partnership;

               (c) The vote by Limited Partners holding at least a majority in interest and the concurrence of the General Partner to dissolve, wind up and liquidate the Partnership;

               (d) The happening of any other event that makes it unlawful, impossible or impractical to carry on the business of the Partnership; or

               (e) Any event which causes there to be no General Partner provided, however, the Partnership shall not be dissolved in the event the General Partner is liquidated and a General Partner Affiliate agrees to act as the General Partner hereunder. The Limited Partners hereby consent to such successor General Partner provided the successor is a General Partner Affiliate.

The Partners hereby agree that, notwithstanding any provision of the Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event.

         10.2 Continuation of the Partnership. If an event specified in Section 10.1(e) hereof occurs, the Limited Partners may, within ninety (90) days of the date such event occurs, unanimously vote to elect a successor General Partner and continue the Partnership business, in which case the Partnership shall not dissolve and the occurrence of the event under Section 10.1(e) shall not be deemed a Liquidating Event. If it is determined, by a court of competent jurisdiction, that the Partnership has dissolved (i) prior to the occurrence of a Liquidating Event, or (ii) upon the occurrence of an event specified in
Section 10.1(e) hereof following which the Limited Partners elect a successor General Partner pursuant to the previous sentence, the Limited Partners hereby agree to continue the business of the Partnership without a winding up or liquidation.

         10.3 Winding Up. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner (or, in the event there is no remaining General Partner, any Person elected by a majority in interest of the Limited Partners) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities and Property and the Property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient thereof, shall be applied and distributed in the following order:

               (a) First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors other than General Partners; and

               (b) Second, to the payment and discharge of all of the Partnership's debts and liabilities to Partners; and

               (c) Thereafter, to the Partners in accordance with Section 4.3. Notwithstanding anything to the contrary in Article IV, Profits or Losses, and, if necessary, items thereof, of the Partnership for the year of liquidation (including any Profit or Loss resulting from the adjustment to the Gross Asset Value of any asset distributed or to be distributed in kind), and if necessary prior fiscal years, shall be allocated to the Partners in order to cause the Capital Account of each Partner to equal zero following the making of all distributions to which such Partner has become entitled pursuant to Section 10.3(c), appropriately adjusted to reflect reserves retained by the Partnership.

No General Partner shall receive any additional compensation for any services performed pursuant to this Article X.

         10.4 Compliance With Timing Requirements of Regulations; Deficit Capital Account Balance. In the event the Partnership is "liquidated" within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g), (a) distributions shall be made pursuant to this Article X to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2), and (b) if any General Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3). If any Limited Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article X may be:

               (a) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purpose of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or

               (b) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the General Partner and Limited Partners as soon as practicable.

         10.5 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article X, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Property shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership's affairs shall not be wound up. Instead, the Partnership shall be deemed to have distributed the Property in kind to the General Partner and Limited Partners, who shall be deemed to have assumed and taken subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the General Partner and Limited Partners shall be deemed to have recontributed the Property in kind to the Partnership, which shall be deemed to have assumed and taken subject to all such liabilities.

         10.6 Rights of the Limited Partners. Except as otherwise provided in this Agreement, (a) each Limited Partner shall look solely to the assets of the Partnership for the return of his Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership, and
(b) no Limited Partner shall have priority over any other Limited Partner as to the return of his Capital Contributions, distributions, or allocations.

                                   ARTICLE XI
                                POWER OF ATTORNEY

         11.1 General Partner as Attorney-in-Fact. Each Limited Partner hereby makes, constitutes, and appoints the General Partner and each successor General Partner, with full power of substitution and resubstitution, his true and lawful attorney-in-fact for him and in his name, place, and stead and for his use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record (a) this Agreement and all agreements, certificates, instruments, and other documents amending or changing this Agreement as now or hereafter amended which the General Partner may deem necessary, desirable, or appropriate including, without limitation, amendments or changes to reflect (i) the exercise by any General Partner of any power granted to him under this Agreement; (ii) any amendments adopted by the Partners in accordance with the terms of this Agreement; (iii) the admission of any

Substituted Limited Partner; and (iv) the disposition by any Partner of his interest in the Partnership; (b) any certificates, instruments, and documents as may be required by, or may be appropriate under, the laws of the State of Delaware or any other state or jurisdiction in which the Partnership is doing or intends to do business; and (c) any filing required to be filed by the Securities and Exchange Commission regarding the Partnership's or any Limited Partner's direct or indirect ownership of or interest in the Shares. Each Limited Partner authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as such Limited Partner might or could do personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof.

         11.2 Nature as Special Power. The power of attorney granted pursuant to this Article XI:

               (a) is a special power of attorney coupled with an interest and is irrevocable;

               (b) may be exercised by any such attorney-in-fact by listing the Limited Partners executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact as attorney-in-fact for such Limited Partners; and

               (c) shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of a Limited Partner and shall survive the delivery of an assignment by a Limited Partner of the whole or a portion of his Interest in the Partnership, except that where the assignment is of such Limited Partner's entire Interest in the Partnership and the assignee, with the consent of the General Partner, is admitted as a substituted Limited Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to affect such substitution.
                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person or to an officer of the Person to whom the same is directed, or sent by regular, registered, or certified mail, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Partners:

               (a) If to the Partnership, to the Partnership at the address set forth in Section 1.4 hereof;

               (b) If to a General Partner, to the address set forth on Exhibit A hereof; and

               (c) If to a Limited Partner, to the address set forth opposite his name on Exhibit A attached hereto.

Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date so delivered, if delivered personally or if sent by regular mail, or as of the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, if sent by registered or certified mail, postage and charges prepaid. Any Person may from time to time specify a different address by notice to the Partnership and the Partners.

         12.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

         12.3 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

         12.4 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

         12.5 Incorporation by Reference. Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

         12.6 Further Action. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

         12.7 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

         12.8 Governing Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

         12.9 Waiver of Action for Partition. Each of the Partners irrevocably waives any right that he may have to maintain any action for partition with respect to any of the Partnership Property.

         12.10 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

         12.11 Sole and Absolute Discretion. Except as otherwise provided in this Agreement, all actions which the General Partner may take and all determinations which the General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of the General Partner.


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                                      -23-

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.





                                                 GENERAL PARTNER:

                                                 CARDINAL GROWTH CORP.


                                                 By:   /s/ Robert J. Bobb
                                                       ----------------------
                                                 Name: Robert J. Bobb
                                                       ----------------------
                                                 Its:  Chairman
                                                       ----------------------



























                                      -24-